PROVINCE OF MANITOBA
NOTES TO THE QUARTERLY FINANCIAL REPORT
FOR THE SIX MONTHS — APRIL TO SEPTEMBER 2004

This report presents the unaudited financial results of the Province of Manitoba for the second quarter of the 2004/05 fiscal year.

The report is based on the organizational structure of departments established in the 2004/05 Estimates, including a change in the capital accounting policy to allow for capitalization of infrastructure. The comparative data provided for the 2003/04 fiscal year has been restated to reflect the current organizational structure of departments as well as the change in accounting policy.

SECOND QUARTER — ACTUAL TO ESTIMATE

The second quarter result of a net expenditure (excess expenditure over revenue) of $347.7 million was $64.4 million less than the projection of $412.1 million. The net decrease reflects actual expenditures being $63.6 million less than estimated, primarily due to difference in the timing of payments. For the period, actual program expenditures were $57.3 million less than estimated while public debt costs were $6.3 million less than estimated.

SECOND QUARTER COMPARED TO PREVIOUS YEAR’S RESULTS

Total revenues were $137.7 million more than the same period last year, primarily due to higher own source revenue.

Total expenditures were $191.2 million higher than the previous year with the largest increases occurring in the departments of Health, Family Services and Housing, Advanced Education and Training and Education, Citizenship and Youth.

In total, the second quarter net expenditure was $149.9 million higher than for the same period last year, including the $96.4 million transfer to the Debt Retirement Fund.

CAPITAL INVESTMENT

Departmental expenditures for tangible capital assets were $60.4 million, $13.9 million less than estimated primarily due to timing variances. Expenditures were $0.6 million less than for the same period last year. As noted previously, the 2003/04 capital investment expenditures were restated to reflect capitalization of infrastructure in 2004/05.

DEBT/PENSION REPAYMENT

The 2004 Budget provides for a $96.4 million contribution to the Debt Retirement Fund. As required by the balanced budget legislation, an allocation committee determines the share of those funds directed to pension or general purpose debt. In the 2004 Budget plan, the 2004/05 allocation is $75.0 million to the pension liability and $21.4 for general purpose debt. The debt retirement provisions of the Act also require that at least once every five years the Fund be collapsed and all amounts be allocated to the Province of Manitoba Sinking Fund (debt) or to the Pension Asset Fund. Therefore, $202.0 million has been applied against general purpose debt, comprised of the existing Fund balance plus $21.4 million from the 2004/05 allocation.

Province of Manitoba — Financial Quarterly

YEAR END PROJECTION

Updated federal estimates for Equalization and the unanimous agreement of First Ministers for higher Canada Health and Social Transfers indicate that 2004/05 federal transfer payments will be approximately $115.8 million higher than the 2004 Budget. In addition, new funding of $22.9 million will be received under the Canada Health and Social Transfer to reduce waiting times. Own source revenue is currently forecast to be $74.4 million higher than budget, primarily due to an improvement in Corporation Income Tax and revenue from Manitoba Lotteries Corporation. These improvements are partially offset by lower forecasts for Retail Sales Tax and Individual Income Tax. In total, revenues are projected to be $212.6 million higher than the budget level.

The current revenue forecast does not include the impact of potential changes to Equalization as a result of the recent First Ministers meeting as proposed federal legislation for the changes is currently before the House of Commons. The federal legislation, if passed, could increase Manitoba’s entitlement for 2004/05 by as much as $184 million, but would lower it in 2005/06. The legislation also leaves the Equalization formula open for 2006/07 and onward, injecting uncertainty into Manitoba’s future entitlements. Updated information will be included in the Third Quarter Report.

Expenditures are projected to be higher than budget levels, primarily as a result of continuing upward pressure in health care ($95.6 million), the impact of changes in accounting standards for the current year ($34.7 million), the on-going impact of the BSE crisis ($19.2 million), the education tax reduction on farmland in the Department of Education, Citizenship and Youth ($13.1 million) and pressures in the Department of Family Services and Housing ($11.2 million). In total, expenditures are projected to be $204.2 million higher than budgeted.

The year end positive balance for 2004/05 is forecast to be $11.3 million, an improvement of $8.3 million from the $3.0 million positive balance projected in the 2004 Budget.

FISCAL STABILIZATION FUND

No draw on the Fund is currently forecast, which is unchanged from the 2004 Budget. The Fund is projected to have a balance of $91.8 million at the end of the fiscal year. The year end balance is a $13.7 million decrease from the $105.5 million included in the Budget and is a decrease $31.6 million from the First Quarter Report due to final accounting adjustments in 2003/04 which required a larger draw from the Fund. The status of the Fiscal Stabilization Fund is provided on page 12.

BORROWING ACTIVITY

The original estimate of borrowing requirements identified in the 2004 Budget was $2,336.3 million including refinancing, funding for Manitoba Hydro, capital investments, Health’s capital programs and new self sustaining requirements.

For the period April 1, 2004 to September 30, 2004, $223.6 million was raised through the issue of Builder Bonds and $1,358.1 million was raised in the public market.

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE AND EXPENDITURE
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2004
(with comparative figures for September 30, 2003)
(UNAUDITED)

2003/04	2004/ 05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Revenue

2,147,012	2,269,319	122,307	Own Source Revenue	2,269,319	2,267,654	1,665

1,148,524	1,163,908	15,384	Government of Canada	1,163,908	1,164,688	(780)

3,295,536	3,433,227	137,691	Total Revenue	3,433,227	3,432,342	885

			Expenditure

3,388,800	3,590,614	201,814	Program Expenditure	3,590,614	3,647,877	(57,263)

104,565	93,955	(10,610)	Debt Servicing	93,955	100,244	(6,289)

3,493,365	3,684,569	191,204	Total Expenditure	3,684,569	3,748,121	(63,552)

(197,829)	(251,342)	(53,513)	Net Revenue/(Expenditure)	(251,342)	(315,779)	64,437

			Interfund Transfers

—	(96,357)	(96,357)	Debt/Pension Repayment	(96,357)	(96,357)	—
—	—	—	Fiscal Stabilization Fund	—	—	—

—	(96,357)	(96,357)	Total Interfund Transfers	(96,357)	(96,357)	—

(197,829)	(347,699)	(149,870)	Balance Under Balanced Budget Legislation	(347,699)	(412,136)	64,437

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2004
(with comparative figures for September 30, 2003)
(UNAUDITED)

2003/04	2004/05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Taxation:
			Finance
800,309	830,854	30,545	- Individual Income Tax	830,854	845,406	(14,552)
122,496	147,718	25,222	- Corporation Income Tax	147,718	134,597	13,121
71,750	79,917	8,167	- Corporation Capital Tax	79,917	76,248	3,669
69,715	65,687	(4,028)	- Gasoline Tax	65,687	66,430	(743)
26,515	27,186	671	- Insurance Corporations Tax	27,186	26,556	630
10,142	13,257	3,115	- Land Transfer Tax	13,257	9,505	3,752
108,643	113,945	5,302	- Levy for Health and Education	113,945	113,543	402
12,787	15,800	3,013	- Mining Tax	15,800	15,800	—
28,471	32,762	4,291	- Motive Fuel Tax	32,762	30,880	1,882
454,357	470,061	15,704	- Retail Sales Tax	470,061	471,524	(1,463)
23,853	25,193	1,340	- Revenue Act, 1964, Part 1	25,193	24,439	754
85,421	91,085	5,664	- Tobacco Tax	91,085	91,177	(92)
1,409	1,399	(10)	- Environmental Protection Tax	1,399	1,387	12

1,815,868	1,914,864	98,996		1,914,864	1,907,492	7,372

			Industry, Economic Development & Mines
1,632	1,252	(380)	- Oil and Natural Gas Tax	1,252	1,172	80

1,817,500	1,916,116	98,616		1,916,116	1,908,664	7,452

			Other Revenue:
11,875	15,674	3,799	Justice	15,674	14,833	841
32,030	46,835	14,805	Water Stewardship — Water Power Rentals	46,835	40,818	6,017
127,000	112,000	(15,000)	Manitoba Lotteries Corporation	112,000	112,000	—
69,400	73,300	3,900	Manitoba Liquor Control Commission	73,300	77,000	(3,700)
89,207	105,394	16,187	Other Departments	105,394	114,339	(8,945)

329,512	353,203	23,691		353,203	358,990	(5,787)

2,147,012	2,269,319	122,307	Total Own Source Revenue	2,269,319	2,267,654	1,665

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2004
(with comparative figures for September 30, 2003)
(UNAUDITED)

2003/04	2004/05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Government of Canada:
619,356	675,830	56,474	Equalization	675,830	675,830	—
380,148	401,016	20,868	Canada Health and Social Transfer (CHST)	401,016	401,016	—
90,678	—	(90,678)	- CHST Supplement	—	—	—
18,216	27,492	9,276	Health Reform Fund	27,492	27,492	—
			Other Health Funds
376	709	333	- Primary Health Care Transition Fund	709	—	709
3,451	1,368	(2,083)	- Medical Equipment Fund	1,368	1,497	(129)
—	1,259	1,259	- Diagnostic Medical Equipment Fund	1,259	2,397	(1,138)
—	14,619	14,619	- Public Health Immunization Fund	14,619	14,619	—

3,827	17,955	14,128	Total Other Health Funds	17,955	18,513	(558)
			Departments
1,638	3,932	2,294	- Family Services and Housing	3,932	4,009	(77)
1,663	3,659	1,996	- Health	3,659	3,890	(231)
32,998	34,024	1,026	- Other Departments	34,024	33,938	86

1,148,524	1,163,908	15,384	Total Government of Canada	1,163,908	1,164,688	(780)

3,295,536	3,433,227	137,691	Total Revenue	3,433,227	3,432,342	885

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART A — OPERATING EXPENDITURE
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2004
(with comparative figures for September 30, 2003)
(UNAUDITED)

2003/04	2004/05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
17,784	12,108	(5,676)	Legislative Assembly	12,108	12,640	(532)
1,454	1,457	3	Executive Council	1,457	1,450	7
15,260	15,512	252	Aboriginal and Northern Affairs	15,512	18,884	(3,372)
257,897	277,338	19,441	Advanced Education and Training	277,338	280,013	(2,675)
48,220	34,900	(13,320)	Agriculture, Food and Rural Initiatives	34,900	41,188	(6,288)
2,004	2,304	300	Civil Service Commission	2,304	2,419	(115)
55,233	55,051	(182)	Conservation	55,051	56,062	(1,011)
33,040	35,549	2,509	Culture, Heritage and Tourism	35,549	37,878	(2,329)
538,691	558,560	19,869	Education, Citizenship and Youth	558,560	560,943	(2,383)
27,946	27,019	(927)	Employee Pensions and Other Costs	27,019	28,587	(1,568)
26,318	23,583	(2,735)	Energy, Science and Technology	23,583	31,073	(7,490)
408,956	439,340	30,384	Family Services and Housing	439,340	443,596	(4,256)
70,609	71,070	461	Finance — Departmental Costs	71,070	71,637	(567)
104,565	93,955	(10,610)	Finance — Debt Servicing Costs	93,955	100,244	(6,289)
1,442,983	1,619,621	176,638	Health	1,619,621	1,623,905	(4,284)
8,472	9,926	1,454	Healthy Child Manitoba	9,926	10,262	(336)
11,388	11,476	88	Industry, Economic Development and Mines	11,476	14,153	(2,677)
51,083	47,719	(3,364)	Intergovernmental Affairs and Trade	47,719	54,666	(6,947)
110,753	115,272	4,519	Justice	115,272	117,853	(2,581)
13,165	13,837	672	Labour and Immigration	13,837	13,420	417
339	371	32	Seniors Directorate	371	376	(5)
5,315	5,430	115	Sport	5,430	5,434	(4)
172,647	179,226	6,579	Transportation and Government Services	179,226	178,809	417
21,175	18,871	(2,304)	Water Stewardship	18,871	23,040	(4,169)
1,257	1,097	(160)	Enabling Appropriations	1,097	1,813	(716)
46,811	13,977	(32,834)	Other Appropriations	13,977	17,776	(3,799)

3,493,365	3,684,569	191,204	Total Expenditure	3,684,569	3,748,121	(63,552)

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART B — CAPITAL INVESTMENT
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2004
(with comparative figures for September 30, 2003)
(UNAUDITED)

2003/04	2004/05	INCREASE		2004/05
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			General Assets

—	34	34	Legislative Assembly	34	61	(27)
—	221	221	Advanced Education and Training	221	306	(85)
26	—	(26)	Agriculture, Food and Rural Initiatives	—	150	(150)
266	182	(84)	Conservation	182	289	(107)
—	4,836	4,836	Energy, Science and Technology	4,836	5,782	(946)
486	392	(94)	Family Services and Housing	392	722	(330)
225	29	(196)	Finance	29	363	(334)
275	607	332	Health	607	1,174	(567)
471	735	264	Justice	735	1,020	(285)
8,873	7,655	(1,218)	Transportation and Government Services	7,655	10,473	(2,818)
1,647	75	(1,572)	Other Appropriations	75	14	61

12,269	14,766	2,497	Total General Assets	14,766	20,354	(5,588)

			Infrastructure Assets

—	411	411	Conservation	411	960	(549)
48,725	44,196	(4,529)	Transportation and Government Services	44,196	50,102	(5,906)
—	1,034	1,034	Water Stewardship	1,034	2,919	(1,885)

48,725	45,641	(3,084)	Total Infrastructure Assets	45,641	53,981	(8,340)

60,994	60,407	(587)	Total Capital Assets	60,407	74,335	(13,928)

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
SEPTEMBER 30, 2004
(with comparative figures for March 31, 2004)
(UNAUDITED)

	Canadian Dollar	Canadian Dollar	Increase/(Decrease)
	Valuation	Valuation	September 30/04
	(Note 1)	(Note 1)	over
	September 30/04	Mar 31/04	Mar 31/04
	(thousands of dollars)
Direct Debt Payable in:
Canadian Dollars	13,826,804	13,120,739	706,065
Issues Hedged to Canadian Dollars	2,997,991	3,210,936	(212,945)
U.S. Dollars	2,148,630	2,227,850	(79,220)
Issues Hedged to U.S. Dollars	923,850	957,913	(34,063)

Total Direct Debt	19,897,275	19,517,438	379,837

Guaranteed Debt Payable in:
Canadian Dollars	668,210	910,083	(241,873)
U.S. Dollars	—	12,450	(12,450)

Total Guaranteed Debt	668,210	922,533	(254,323)

Total Direct and Guaranteed Debt (note 2)	20,565,485	20,439,971	125,514
Less: Sinking Fund Investments	4,586,228	4,580,312	5,916
Less: Debt Retirement Fund	—	180,325	(180,325)

Net Direct and Guaranteed Debt (note 3)	15,979,257	15,679,334	299,923

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
SEPTEMBER 30, 2004
(with comparative figures for March 31, 2004)
(UNAUDITED)

NOTES:

1.	The Canadian Dollar Valuation is calculated using the foreign currency exchange rates in effect at September 30, 2004 and at March 31, 2004. As at September 30, 2004, the US dollar exchange rate was $1.2639 ($1.3105 at March 31, 2004).

2.	Direct and Guaranteed Debt are payable in Canadian and U.S. dollars. As at September 30, 2004, total Gross Debt was payable 85% in Canadian dollars and 15% in U.S. dollars. Of this total, General Government Program Debt and Other Debt was 100% payable in Canadian dollars. Manitoba Hydro Debt was payable 58% in Canadian dollars (57% at March 31, 2004) and 42% in U.S. dollars (43% at March 31, 2004).

3.	The above debt was issued for the following purposes:

	September 30, 2004		March 31, 2004
	($ Thousands)	($ per capita)	($ Thousands)		($ per capita)
		(Note 4)			(Note 4)
General Government Programs	6,561,302	5,593	6,545,810		5,607
The Manitoba Hydro-Electric Board	6,796,222	5,793	6,648,603		5,695
Capital Investments	338,590	289	321,284		275
Manitoba Hospital Facilities	539,000	459	499,000		427
Government Enterprises and Other	488,928	417	477,642	(Note 5)	409
Other	1,255,215	1,070	1,186,995		1,017

Total	15,979,257	13,621	15,679,334		13,430

	(Note 6)

4.	Per Capita data is based upon population figures as at October 1, 2004 and April 1, 2004 as reported by Statistics Canada.

5.	In 2003/04, the Province, in accordance with Canadian GAAP, changed its accounting treatment for certain amounts owed to the Federal Government and for debentures issued by certain school boards and hospitals, the debt service of which is paid with future grants from the Government. Amounts owed to the Federal Government over time, which were previously treated as accounts payable are now accounted for as loans payable. Debentures issued by school boards and hospitals, were previously recognized as an expense over the life of the debentures as grants for debt service were made and were held by the Provincial Sinking Fund and Manitoba Public Insurance Corporation (MPI), (a Crown corporation). Now the obligation to fund debt principal repayments is expensed in full at the time the debenture is issued. Any of these debentures held by MPI are recorded as “Loans Payable to Government Enterprises”. The Government also recognized a loan payable in respect of the pension liability of the Manitoba Liquor Commission.

6.	General Government Program Debt increased by $15.5 million due to the funding of disaster related items offset by the annual contribution to the Debt Retirement Fund and matured debt not yet funded. All other debt increased $284.4 million due to the continued consolidation of Hospital Facilities debt on to the Province’s records, Provincial Part B Capital requirements, an increase in loans payable to MPI for School Division debentures purchased and Manitoba Hydro’s new capital requirements offset by the impact of a stronger Canadian dollar. Manitoba Hydro’s U.S. dollar revenues are sufficient to pay the interest and principal on all outstanding U.S. dollar debt.

7.	Manitoba’s net general purpose debt to GDP ratio is projected to be 16.5% in 2004/05, down from 17.3% in 2003/04 and from 20.9% in 1999/2000. GDP data reflects the latest information available from the Manitoba Bureau of Statistics.

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
DEBT RETIREMENTS FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2005
(with comparative figures for March 31, 2004)
(UNAUDITED)

	2004/05	2003/04
	Projection	Actual (1)
	(thousands of dollars)
Fund Balance, Beginning of Year	180,325	151,850

Revenue:
Interest Earnings	1,593	7,118
Transfer from Operating Fund	96,357	96,357

	97,950	103,475

Expenditure:
Transfer to Operating Fund for:
- Pension Assets Fund (2)	(75,000)	(75,000)
- Sinking Fund Obligation (3)	(201,974)	—

	(276,974)	(75,000)

Fund Balance, End of Year	1,301	180,325

Notes:
(1)	Based on 2003/04 Public Accounts

(2)	The actual allocation of funds for 2004/05 was determined by the Allocation Committee as per the Balanced Budget, Debt Repayment and Taxpayer Accountability Act.

(3)	Based on debt retirement provision of the Act that at least once every five years, the Fund be collapsed and all amounts allocated to the Sinking Fund or Pension Assets Fund.

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
PENSION ASSETS FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2005
(with comparative figures for March 31, 2004)
(UNAUDITED)

	2004/05	2003/04
	Projection	Actual (1)
	(thousands of dollars)
Fund Balance, Beginning of Year	267,157	150,707

Revenue:
Interest Earnings	18,270	38,451
Transfer from Debt Retirement Fund (2)	75,000	75,000
Transfer from Departments and Crown Corporations	6,560	2,999

	99,830	116,450

Fund Balance, End of Year	366,987	267,157

Notes:
(1)	Based on 2003/04 Public Accounts

(2)	The actual allocation of funds for 2004/05 was determined by the Allocation Committee as per the Balanced Budget, Debt Repayment and Taxpayer Accountability Act.

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
FISCAL STABILIZATION FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2005
(with comparative figures for March 31, 2004)
(UNAUDITED)

	2004/05	2003/04
	Projection	Actual (1)
	(thousands of dollars)
Fund Balance, Beginning of Year	78,881	235,514

Revenue
Interest Earnings	1,571	2,232

Interfund Transfers

Transfer to the Operating Fund	—	(171,500)

Transfer from the Operating Fund	11,337	12,635
- Re: Year-End Surplus

	11,337	(158,865)

Fund Balance, End of Year	91,789	78,881

Notes:
(1)	Based on 2003/04 Public Accounts

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2005

(UNAUDITED)

	Revised	Budget
	Projection	Projection
	(thousands of dollars)
Revenue	7,783,151	7,570,573

Expenditure	7,675,457	7,471,239

Net Revenue	107,694	99,334

Interfund Transfers
Debt/Pension Repayment	(96,357)	(96,357)
Fiscal Stabilization Fund	—	—

	(96,357)	(96,357)

Balance Under Balanced Budget Legislation	11,337	2,977

Province of Manitoba — Financial Quarterly